Exhibit 99.1

SEQUOIA MORTGAGE TRUST 2011-2

Written Direction of Securities Administrator to Trustee to Adopt Plan of Liquidation

November 25, 2015

U.S. Bank National Association, as Trustee

Structured Finance

60 Livingston Avenue

EP-MN-WS3D

St. Paul, Minnesota 55107

Attention: Sequoia Mortgage Trust 2011-2

Reference is hereby made to that certain Amended and Restated Pooling and Servicing Agreement, dated as of January 1, 2014 (the “PSA”) by and among Sequoia Residential Funding, Inc., as depositor, Citibank, N.A., as securities administrator (the “Securities Administrator”), Wells Fargo Bank, N.A., as master servicer, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the PSA.

On or about October 23, 2015, the Holder of the Class LT-R Certificate delivered a notice to the Securities Administrator, pursuant to Section 7.01(d) of the PSA, informing the Securities Administrator that the Holder intends to exercise its right to a Clean-up Call and to terminate the Trust Fund on or around the November Distribution Date.

In connection with the Clean-up Call and pursuant to Section 7.01(d) of the PSA, the Securities Administrator hereby directs the Trustee to adopt the plan of liquidation in the form attached hereto as Exhibit A and to sell all Mortgage Loans and all property acquired in respect of any Mortgage Loan to the Holder of the Class LT-R Certificate.

CITIBANK, N.A., as Securities Administrator

/s/ Karen Schluter

Name: Karen Schluter

Title: Vice President

Exhibit 99.1

EXHIBIT A

SEQUOIA MORTGAGE TRUST 2011-2

PLAN OF LIQUIDATION

U.S. Bank National Association, as trustee (the “Trustee”) under that certain Amended and Restated Pooling and Servicing Agreement dated as of January 1, 2014 (the “Pooling and Servicing Agreement”), among Sequoia Residential Funding, Inc., as depositor, Citibank, N.A., as securities administrator, Wells Fargo Bank, N.A., as master servicer, and the Trustee, hereby adopts, pursuant to Section 7.03 of the Pooling and Servicing Agreement, a plan of liquidation for each real estate mortgage investment conduit (each, a “REMIC”) formed under the Pooling and Servicing Agreement. Trustee hereby specifies November 25, 2015, as the first day of the 90-day liquidation period. On or within 89 days after November 25, 2015, the Trustee shall sell the mortgage loans and other assets remaining in any REMIC for cash at the Clean-up Call Price and the Securities Administrator shall distribute the cash proceeds of such purchase to the holders of the Certificates in accordance with the Pooling and Servicing Agreement.

The Trustee will cause a copy of this Plan of Liquidation to be attached to the final income tax return of each REMIC formed under the Pooling and Servicing Agreement.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

Dated: November 25, 2015

U.S. BANK NATIONAL ASSOCIATION, as Trustee

____________________________

Name: Tamara Schultz-Fugh

Title: Vice President